Exhibit 10.3

TWP

Thrifty White Pharmacy

Affiliated Pharmacy Program

Retailer Addendum to Pharmaceutical Program Supply Agreement
(High Volume)

This Retailer Addendum to Pharmaceutical Program Supply Agreement (“Addendum”) is made effective as of June 30, 2020 (“Effective Date”) by and between Thrifty Drug Stores, Inc. (“Company”) and the undersigned pharmacy (“Retailer”). Company and Retailer are parties to an Affiliated Pharmacy Agreement (“Affiliated Pharmacy Agreement”) and a related Pharmaceutical Program Supply Agreement (“Rx Program Agreement”).

1.Purchasing. As a part of the Rx Program Agreement, Retailer has agreed to purchase certain of Retailer’s prescription product requirements from Company. In addition to the benefits received by Retailer under the Rx Program Agreement, Company agrees to provide Retailer a volume rebate, as set forth in this Addendum, based upon Retailer’s prescription product purchases from Company under the Rx Program Agreement, which includes purchases made pursuant to both Thrifty White Warehouse #899 and the current prime wholesaler. Unless terminated earlier for any reason by Company with thirty (30) days’ prior written notice, the Rx Program Agreement extends to September 30, 2020.
2.Rebate Amount 7 Eligibility. Subject to the terms of this Addendum, Company agrees to pay Retailer a volume rebate (“High Volume Rebate”) equal to [*]% of Retailer’s Net Qualified Prescription Product Purchases (as defined below) during each calendar year (or portion thereof) under the Rx Program Agreement after the Addendum Effective Date. In order to be eligible for the High Volume Rebate, ( i ) the actual Net Qualified Prescription Product Purchases for such calendar year (or portion thereof in which Retailer participated in the Rx Program Agreement after the Addendum Effective Date) must equal or exceed $[*] ([*] dollars) and (ii) the Retailer must be in compliance with Section 1 of the Rx Program Agreement.
3.Net Qualified Prescription Product Purchases. “Net Qualified Prescription Product Purchases” means the price (in U.S. Dollars) of prescription products purchased by Retailer from Company under the RX Program Agreement, excluding Specialty Pharmaceuticals.

“Specialty Pharmaceuticals” include, but are not limited to, [*]. Any returns, credits, allowances, adjustments and purchases that are outstanding and past due or not timely paid at time of purchase pursuant to the terms of the Rx Program Agreement will be subtracted from the Net Qualified Prescription Product Purchases.

4.High Volume Rebate Payment
(a)	Any payments outlined herein shall be prorated for any months within a calendar year that Retailer does not engage in the Rx Program Agreement.
(b)	Estimated High Volume Rebate Payment — Company will compute annualized Net Qualified Prescription Product Purchases of Retailer for each calendar year covered by the Rx Program Agreement after the Effective Date of this Addendum using the [*] months of such calendar year occurring after the Effective Date to compute the High Volume Rebate potentially payable for the calendar year. [*] percent ([*]%) of such estimated High Volume Rebate will be paid by Company to Retailer within sixty (60) days after such [*] months.
(c)	Final Payment and True-Up — Within two (2) months after the end of the calendar year or earlier expiration or termination of the Rx Program Agreement, Company will compute the actual High Volume Rebate (subject to the eligibility threshold stated above) and pay the actual High Volume Rebate amount for the period less any estimated payment made. If Retailer does not meet the eligibility threshold as stated above, Retailer will be liable to repay the unearned portion of the [*] percent ([*]%) estimated High Volume Rebate paid within thirty (30) days’ notice from Company of payment due.
5.Miscellaneous
(a)	In the event of: (i) termination of the Affiliated Pharmacy Agreement or Rx Program Agreement, (ii) a breach of this Amendment, the Affiliated Pharmacy Agreement or the Rx Program Agreement by Retailer; (iii) change of control of Company; or (iv) Retailer’s sale of Retailer’s pharmacy to an entity other than Company, then Retailer will be liable to immediately repay any paid but unearned portion of the High Volume Rebate (e.g., unearned portion of the [*] percent ([*]%) estimated High Volume Rebate paid) for product not purchased, and all future rebates shall be withheld. Company reserves the right to offset such unearned High Volume Rebate amounts owed by Retailer to Company against any other amounts owed by Company to Retailer. Sections 6.4 and 6.5 of the Affiliated Pharmacy Agreement shall apply with respect to Retailer’s obligation to repay such amounts, which obligation survives the termination of this Addendum, the Affiliated Pharmacy Agreement and the Rx Program Agreement.
(b)	REBATES PAID ARE PRICE REDUCTIONS FOR PURPOSES OF 42 U.S.C. 1320A — 7B(B)(3)(A). RETAILER IS RESPONSIBLE TO COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS (INCLUDING WITHOUT LIMITATION 42 C.F.R 1001.952(h)) REQUIRING TO ACCURATELY REPORT AND APPROPRIATELY REFLECT DISCOUNTS, REBATES AND OTHER PRICE REDUCTIONS IN COST REPORTS OR CLAIMS SUBMITTED TO MEDICARE, MEDICAID AND OTHER FEDERAL AND STATE HEALTHCARE PROGRAMS AND TO PRIVATE THIRD PARTY PAYORS. RETAILER AGREES TO RETAIN THIS AMENDMENT AND RELATED PRICE REDUCTION AND REBATE DOCUMENTATION AND TO PROVIDE SUCH DOCUMENTATION TO AUTHORIZED GOVERNMENT HEALTHCARE PROGRAM OFFICIALS ON REQUEST.
(c)	Company shall have full power and authority to administer and modify this rebate plan, and all determinations made and actions taken by Company shall be conclusive and binding. Company reserves the right to adjust the High Volume Rebate amount at any time. In the event of a conflict of terms between this Addendum, Affiliated Pharmacy Agreement, and the Rx Program Agreement, then this Addendum shall control.
(d)	This Addendum is hereby made part of the Affiliated Pharmacy Agreement and Rx Program Agreement between Company and Retailer, the terms and provisions of which are hereby incorporated by reference. The Affiliated Pharmacy Agreement and Rx Program Agreement remain in full force and effect and are hereby ratified. No provision of this Addendum may be modified or amended except expressly in writing signed by both parties, nor shall any terms be waived except expressly in writing signed by the party charged with the waiver.
AGREED
Retailer	Thrifty Drug Stores, Inc.
By /s/ Calvin H. Knowlton, PhD	By /s/ Scot Rewerts
Its CEO	Its Director – Affiliated Pharmacies
Print Name Calvin H. Knowlton, PhD	Print Name Scot Rewerts
Date:6/30/2020	Date: 07/01/2020

ILLUSTRATIVE REBATE EXAMPLE

THRIFTY DRUG STORES, INC. AFFILIATED PHARMACY PROGRAM
PHARMACEUTICAL SUPPLY PROGRAM
(HIGH VOLUME ADDITIONAL REBATE)

This example is for illustration purposes only. The terms in the Retailer Addendum to Pharmaceutical
P r o g r a m Supply Agreement (High Volume) controls.

Rebate Percentage (subject to minimum calendar your Net Qualified Prescription Product Purchases of
$  [*])

Rebate Percentage of Calendar Year Net Qualified

Prescription Product Purchases[*]%

Rebate Payments

[*] ([*]%) of the estimated rebate based on annualizing the [*]  months covered in the calendar year will be paid within sixty (60) days after such [*]  months (the “First Rebate Installment Payment).

The annual High Volume Rebate, less the First Rebate Installment Payment, will be paid within two months after the end of the calendar year (or earlier termination of the Pharmaceutical Supply Program).

Illustration: Based on $[*] of Net Qualified Prescription Product Purchases during calendar year

2019 Volume Rebate Period (01/01/19 through 12/31/19)

Annualized Estimated Volume $[*]

First Installment Rebate ([*] of 2019 Projected Rebate)	$[*]	Estimated
Second Installment of Rebate (True up Payment on Actual Volume)	$[*]	Estimated
Estimated 2019 Total Volume Rebate	$[*]	Estimated

*First Installment Rebate to be paid sixty (60) days after [*] months of purchasing is completed